EXHIBIT 99.1

For further information contact
Rodger W. Smith 1-800-451-1294

FOR IMMEDIATE RELEASE

 Deepwater  Drilling Commences
At Callon’s Entrada Field

           Natchez, MS (September 22, 2008) – Callon Petroleum Company (NYSE: CPE) today announced it has commenced drilling the first of two development wells at its deepwater Entrada Field. The company anticipates first production in early 2009.

The semi-submersible rig Ocean Victory is on location and has commenced drilling the Entrada #3 well after operations were suspended and all personnel were evacuated during Hurricanes Gustav and Ike. The Ocean Victory is scheduled to be onsite at Entrada for approximately 180 days to drill and complete the Entrada #3 and the Entrada #4 wells. Callon is the operator of the Entrada Field and has a history of successful projects over the past several years with the Ocean Victory drilling rig. The Ocean Victory drilled the original two discovery wells at Entrada and has performed well on other projects in which Callon has an interest.

During July, approximately 13 miles of natural gas and crude oil flow lines were successfully laid from the Entrada Field to within approximately 1,500 feet of the ConocoPhillips-operated Magnolia Field production platform located on the adjacent block, through which Entrada’s oil and gas will be produced.  The pipe lay operation was completed in 12 days, on schedule, by Technip’s pipe lay vessel the Deep Blue. The steel risers which will connect the oil and gas flow lines resting on the sea floor to the Magnolia Field production facility are scheduled to be installed in January

“We are very excited that the long anticipated drilling of the development wells at Entrada has commenced,” explains Fred Callon, Chairman and CEO.  “We have a very talented and experienced deepwater management team, as well as partners like Diamond Offshore and other contractors who have extensive experience in developing deepwater fields. The team has been working closely together for many months preparing for a successful development of the field.   When Entrada begins producing next year, it is expected to more than double the company’s current daily production level.

The Entrada Field is located at Garden Banks Block 782 in approximately 4,650 feet of water in the deepwater region of the Gulf of Mexico. The field is owned 50% by Callon, who is the operator, and 50% by CIECO Energy (US) Limited.

Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Over 80% of Callon’s proved reserves are located in the deepwater Gulf of Mexico with approximately 55% consisting of crude oil.  Callon’s properties and operations are geographically concentrated in Louisiana, Alabama and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

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